Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Park Place Securities, Inc., Asset-Backed Pass Through Certificates, Series 2004-MCW1 of our report dated February 10, 2004 relating to the financial statements of XL Capital Assurance Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which appears as Exhibit 99.1 in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
September 8, 2004